Consent of Independent Registered Public Accounting Firm

The Board of Directors
Myers Industries, Inc. and subsidiaries:

We consent to the incorporation by reference in the registration statements (Nos. 333-158055 and 333-90367 on Form S-8 and No. 33-50286 on Form S-3) of Myers Industries, Inc. and subsidiaries (Company) of our report dated March 7, 2011, with respect to the consolidated statements of income (loss), comprehensive income (loss), shareholders' equity, and cash flows for year ended December 31, 2010, which report appears in the December 31, 2012 annual report on Form 10-K of Myers Industries, Inc. and subsidiaries.

/s/KPMG LLP

Cleveland, OH
March 4, 2013